UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

March 4, 2016

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 4, 2016, Lennar Corporation (the “Company”) completed the sale of $500 million aggregate principal amount of its 4.750% Senior Notes due 2021 (the “Notes”). The offer and sale of the Notes had been registered under the Securities Act of 1933, as amended. The Company received net proceeds of approximately $495.9 million from the sale of the Notes after deducting the underwriters’ fees and certain expenses of the offering. The Notes are governed by an Indenture, dated as of December 31, 1997 (the “Indenture”), as supplemented by the Twelfth Supplemental Indenture, dated as of March 4, 2016, by and among the Company, a number of its subsidiaries as guarantors and The Bank of New York Mellon, as trustee. Interest on the Notes will accrue at the rate of 4.750% per annum from March 4, 2016, and will be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 2016. The Notes will mature on April 1, 2021, subject to earlier redemption or repurchase. The Notes are guaranteed by most, but not all, of the Company’s subsidiaries, but the guarantee by particular subsidiaries may be suspended or terminated under some circumstances.

The above description of the Notes and the Twelfth Supplemental Indenture is qualified in its entirety by reference to the full text of the Twelfth Supplemental Indenture (including the form of Note included therein), a copy of which is filed as Exhibit 4.16 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

4.1	Indenture, dated as of December 31, 1997, between Lennar Corporation and Bank One Trust Company, N.A., as trustee—Incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-3, Registration No. 333-45527, filed with the Securities and Exchange Commission on February 3, 1998.

4.16	Twelfth Supplemental Indenture, dated as of March 4, 2016, among Lennar Corporation, each of the guarantors identified therein and The Bank of New York Mellon, as trustee, including the form of 4.750% Senior Notes due 2021—Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2016	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer